Exhibit 99.2

(BW)(NJ-MEDI-PHOTONICS)(MDSC) Mediscience Technology Corp./Medi-photonics Development Company LLC and Infotonics Technology Center Announce Their Definitive Collaborative R&D Equity Agreement

                  Business Editors/Health/Medical Writers

CHERRY HILL, N.J.--(BUSINESS WIRE)--Nov. 10, 2004--Infotonics Technology, a Consortium of Corning, Inc.,Eastman Kodak Co. and Xerox Corp., to Develop the Mediscience (CPE) "Compact Photonic Explorer" Pill Camera

Medi-photonics Development Company LLC, the NY subsidiary of Cherry Hill New Jersey-based Mediscience Technology Corp. (MTC), (OTCBB:MDSC), a developer of proprietary non-invasive imaging technology for molecular detection of cancer and physiological change, and Infotonics Technology Center announced the execution of their Collaborative Research and Development Agreement for the development of the Mediscience "Compact Photonic Explorer" (CPE), or "pill camera," to be commercialized by Mediscience for medical and non-medical applications. The initial project effort will utilize the Mediscience Intellectual Property to detect cancer and monitor physiological body functions throughout the digestive tract with a disposable swallowable pill.

The Parties will collaborate in the development of Mediscience commercially viable miniature devices making use of ultraviolet light to diagnose the health of living tissue; and remotely monitoring the health/status of various medical and non-medical environments, e.g., the detection of various types of cancer and monitoring of physiological body functions, the sensing of biological and chemical species such as bacteria and pollutants among others in the human body; and other non-medical applications.

The proof-of-concept funded research for the (CPE), led by Dr. Robert Alfano and his team at City University of New York (CUNY), has been successfully based upon an on-going four-year multidisciplinary/multi-institutional commitment to develop miniature devices that use light to remotely monitor the health of various environments in on-going collaboration with researchers at Cornell, SUNY Albany, SUNY Binghamton, RPI, Rochester Institute of Technology, the University of Rochester, and Boston University. Mediscience President Michael Engelhart stated, "Each Party's existing experience and knowledge base will be important in achieving the successful performance of the objectives of this Agreement, and each Party is expected to contribute from its experience and knowledge to maximize the commercial benefits from the Research. We have an agreement that aligns our interests and are confident in our mutual capabilities in implementing a process that leads to significant economic value. We are particularly pleased that Infotonics has accepted a one million share position in Mediscience for its $2 million contribution to the project with a 6 yr. warrant to acquire an additional million shares at an exercise of $3,00 per share. Mediscience Chairman/CEO Peter Katevatis Esq. stated, "This Agreement and managements desire to move forward to


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commercialization provides a timely opportunity to jointly explore our proprietary non-invasive imaging technology and develop the potential value and return to ourshareholders that we seek."

Les Fritzemeier, Infotonics' Director of Business Development and Government Programs, said such an agreement is "a milestone" for the Center, since the
(CPE) stems from collaborative, Infotonics-funded research at eight universities over the past two years. "This is a prime example of the role the Infotonics Center can play in moving innovations into the marketplace to drive economic growth."

                           About the Infotonics Center

Infotonics Technology Center Inc. (Infotonics) is a consortium, not-for-profit Corporation, that operate New York State's Center of Excellence in Photonics and Microsystems. The Rochester NY State Regional Photonics Cluster is an industrial partner, and academic participants include some 20 New York State colleges and Universities. Infotonics' goal is to establish a unique, world-class research and development facility to enable rapid commercialization of new products, with major benefits to the region, including creation of jobs and attraction and development of new companies and investment revenue. The Infotonics Technology Center Inc. (Infotonics) operates New York State's Center of Excellence in Photonics and Microsystems. It is a not for profit consortium with founding participants Corning, Inc., Eastman Kodak Company, and Xerox Corporation.

                          About Mediscience Technology

Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, are engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, Pre-cancerous, or benign tissues from normal tissues. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.

www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
www.cunyphotonics.com
www.MEDISCIENCETECH.com
Mediscience 8-K filing dated November 12, 2004
New England Journal of Medicine 7-29-04 (capsule endoscopic technology) CITIGROUP/Smith Barney Analyst Report 10-1-2004 by Peter Bye. Page 20 (Mediscience/Infotonics)

                                 INVESTOR NOTICE


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Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

CONTACT: Mediscience Technology Corp. Michael Engelhart, 201-818-0050 Mengelhart@medisciencetech.com or Peter Katevatis Esq. metpk@aol.com

                          Copyright Business Wire 2004

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